UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 14, 2006 (September 11, 2006)

BUCKEYE TECHNOLOGIES INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	33-60032	62-1518973
(State or other jurisdiction	(Commission	(I. R. S. Employer
of incorporation)	File Number)	Identification No.)

1001 Tillman Street, Memphis, Tennessee	38112
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (901) 320-8100

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1.  REGISTRANT'S BUSINESS AND OPERATIONS

Item 1.01 Entry into a Material Definitive Agreement.

On September 11, 2006, Buckeye Technologies, Inc. ("Buckeye") adopted a Retirement Replacement Plan to recognize the years of professional service of certain officers and key employees who joined Buckeye mid-career by providing these individuals with benefits based on prior service. This Retirement Replacement Plan replaces a similar deferred compensation plan which Buckeye terminated in December 2004.

Under the Retirement Replacement Plan, Buckeye's Chief Executive Officer, President and other key employees designated by the Chief Executive Officer are eligible to receive a cash payment each fiscal year equal to the difference between (A) the employer contribution that would have been made to his or her account under Buckeye's qualified retirement plan (the "Retirement Plan") for the fiscal year had he or she been credited with an additional number of years of service as determined by (1) the Compensation Committee in the case of the Chief Executive Officer and the President, and (2) by the Chief Executive Officer in the case of any other employee, and (B) the employer contribution that was actually credited to his or her account under the Retirement Plan for such fiscal year. (An employee is entitled to an employer contribution equal to 1% of pay plus 1/2% of pay for each year of service with Buckeye, up to a maximum of 11% of pay.)

Cash payments under the Retirement Replacement Plan may not exceed 4% of pay in any fiscal year and will be made after the end of the applicable fiscal year. The amount of the cash payment made under the Retirement Replacement Plan plus the employer contribution actually credited to the employee's account under the Retirement Plan cannot exceed 11% of pay in any fiscal year. The Retirement Replacement Plan is effective beginning with the 2006 fiscal year.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BUCKEYE TECHNOLOGIES INC.

By: /s/ Steven G. Dean
Steven G. Dean
Vice President and Chief Financial Officer
September 14, 2006